SUBSCRIPTION AGREEMENT
REG. D RULE 504 Offering Per Section 4(a)(2)
of the Securities Act of 1933

To: Tensleep Financial Corporation
79860 Tangelo
La Quinta, CA 92253

 phone number (760) 771-0036

Subscriber:  Tensleep Corporation
  Investor

 Subscription.  The undersigned hereby subscribes for and agrees to purchase 5,000,00 shares of Tensleep Financial Corporations common stock for $50,000 (Shares).

2.  Payment of Purchase Price.  The undersigned hereby agrees to pay $50,000 in cash.

3.  Representations and Warranties.  The undersigned hereby represents and warrants to EPIC and to its directors, officers and control persons as follows:

  The undersigned is purchasing the shares for investment purposes.

   The undersigned has completed an investigation of the relevant facts regarding the investment including but not limited to: analysis of risks involved, the Company's business, the Company's  industry, operations, and its key personnel.  The undersigned has had the opportunity to ask questions the undersigned may have of the Company and has received satisfactory answers to those questions by the Company.

4.  Acknowledgment of Certain Facts.  The undersigned acknowledges its awareness and understanding of the following:

   That the purchase of the Shares is a speculative investment which involves a high degree of risk and the undersigned may loss the entire investment.

  That no federal or state agency has made any finding or determination as to the fairness of investment, nor any recommendation or endorsement of the issuance of the Shares.

  That the Shares have not been registered under the Act and, therefore, cannot be resold unless  registered under the Act, or unless an exemption is available under the Act.

  That a legend will be placed on the Share Certificates that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

  That the Company does not file periodic reports with the Securities and Exchange Commission ("SEC") pursuant to the provisions of the Securities Exchange Act of 1934, as amended.

5.  Governing Law.  This agreement will be governed by and construed and enforced in accordance with the laws of the State of Colorado, and to the extent it involves any United States statute, in accordance with the laws of the United States.

The undersigned has executed and delivered this Subscription Agreement as of February 20, 2001.

Print Name of Purchaser of  Shares:   Soc/Sec No: _______________
Tensleep Corporation     Tensleep Financial Corporation

           /s/Ronald S. Tucker        /s/Ronald S. Tucker
Signature: __________________________       Approved: ________________________
         Ronald S. Tucker, Presiden            Ronald S. Tucker, President